Exhibit 10.2

AVON PRODUCTS, INC.

2010 STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

1. Grant of Restricted Stock Unit Award. Pursuant to the provisions of its 2010 Stock Incentive Plan (the “Plan”), Avon Products, Inc. (the “Company”) has awarded you (the “Grantee”) Restricted Stock Units (the “RSUs”), representing the right to receive in the future shares of Stock (the “Shares”) as set forth in the Grantee’s grant notification. These RSUs are subject to the terms and conditions set forth below, as well as those terms and conditions set forth in the Plan, all of which are hereby incorporated by this reference. All capitalized terms used in this Restricted Stock Unit Award Agreement (this “Agreement”) shall have the meaning set forth in the Plan.

2. Nature of RSUs; Issuance of Shares. These RSUs represent a right to receive Shares on the Vesting Date (as defined below) but do not represent a current interest in the Shares. If all the terms and conditions hereof and of the Plan are met, then the Grantee shall be issued certificates for the respective number of Shares on the Vesting Date (or earlier as provided in this Agreement). In lieu of issuance of Shares, the Company reserves the right to instead make a cash payment to the Grantee equal to the Fair Market Value of the Shares determined as of the Vesting Date (or earlier as provided in this Agreement). The Company is not liable for any decrease of value of the Company’s Shares.

3. Restrictions on Transfer of RSUs. These RSUs may not be sold, tendered, assigned, transferred, pledged or otherwise encumbered.

4. Vesting of RSUs; Voting; Dividends.

(a) Subject to Section 5, vesting and settlement of the RSUs shall occur on the date set forth in the Grantee’s grant notification (such date the “Vesting Date”).

(b) The Grantee does not have the right to vote any of the Shares or to receive dividends on them prior to the date such Shares are to be issued to the Grantee pursuant to the terms hereof. However, unless otherwise determined by the Committee, the Grantee shall be entitled to “Dividend Equivalent Rights” so that the Grantee will receive a cash payment in respect of the Shares in amounts that would otherwise be payable as dividends with respect to such number of Shares, when and as dividends are paid.

5. Separation from Service.

(a) Separation from Service by the Company without Cause. If the Grantee incurs an involuntary Separation from Service by the Company (and, if applicable, by any Subsidiary for whom the Grantee is employed) other than for Cause and the Grantee will not be eligible for Retirement at the end of the salary continuation period for which the Grantee is eligible under a severance pay plan of the Company or some other agreement between the Grantee and the Company, in either case as in effect on the date hereof, then a pro-rata portion of the RSUs referred to in Section 4(a) above shall become vested and the appropriate number of such vested Shares shall be issued to the Grantee within sixty (60) days after such Separation from Service, unless such Grantee is a “specified employee” on the date of Separation from Service, as defined in Code Section 409A and determined pursuant to procedures and elections made by the Company from time to time, in which case, the vested Shares shall be issued on the date which is six months after the Separation from Service. The number of Shares that vest shall be determined by multiplying the full number of Shares subject to the RSU by a fraction, which shall be the number of complete months of employment from the date of grant (the “Grant Date”) to the date of the Separation from Service (typically the last day of active employment), divided by the number of months from the Grant Date to the Vesting Date.

(b) Separation from Service due to Retirement. If the Grantee incurs a voluntary Separation from Service due to Retirement, or the Grantee incurs an involuntary Separation from Service by the Company (and, if applicable by any Subsidiary for whom the Grantee is employed) other than for Cause and the Grantee will be eligible for Retirement at the end of the payment period for which the Grantee is eligible under a severance pay plan of the Company or some other agreement between the Grantee and the Company (as if the Grantee made any available election under such plan or agreement to extend the salary continuation period by the maximum period available to such Grantee), in either case as in effect on the date hereof (disregarding any election permitted to the Grantee under such plan or agreement), then all of the RSUs referred to in Section 4(a) above shall become vested and such vested Shares shall be issued to the Grantee on the Vesting Date.

(c) Separation from Service due to Disability. If the Grantee incurs a Separation from Service due to Disability, then all of the RSUs referred to in Section 4(a) above shall become vested and such vested Shares shall be issued to the Grantee on the Vesting Date.

(d) Death. If the Grantee dies, then all of the RSUs referred to in Section 4(a) above shall become vested and such vested Shares shall be issued to the Grantee’s designated beneficiary (or if none, the Grantee’s estate) within sixty (60) days after such death.

(e) Separation from Service by the Company for Cause or by the Grantee for Any Reason Other than Retirement, Disability or Death. If the Grantee incurs an involuntary Separation from Service by the Company (and, if applicable, by any Subsidiary for whom the Grantee is employed) for Cause, or if the Grantee incurs a voluntary Separation from Service for any reason other than Retirement, Disability or death, then all RSUs shall be forfeited.

(f) Paid or Unpaid Leave of Absence or Change in Subsidiary Status for Subsidiary Employing Grantee. For purposes of determining the vesting of RSUs under this Agreement, a paid or unpaid leave of absence of the Grantee shall not constitute a Separation from Service of the Grantee, except to the extent that such leave of absence constitutes a “separation from service” (as defined in Code Section 409A). During a paid or unpaid leave of absence, until a “separation from service” occurs, the RSUs shall continue to vest as set forth in the grant notification referred to in Section 4(a) of this Agreement. The Grantee’s employment by a Subsidiary shall be considered a Separation from Service on the date on which such Subsidiary ceases to be a Subsidiary, provided that, in such event, any issuance of vested shares to the Grantee pursuant to this Section 5 shall be made on the Vesting Date.

6. Non-Competition/Non-Solicitation/Non-Disclosure. The Grantee agrees that, during the Grantee’s employment, beginning on the Grant Date, and for a period of one year after the Grantee’s Separation from Service with the Company (and, if applicable, a Subsidiary) for any reason whatsoever (including Retirement or Disability), he or she shall not, without the prior written consent of the Committee, engage in any of the following activities:

(a) The Grantee shall not directly or indirectly engage or otherwise participate in any business which is competitive with any significant business of the Company or any Subsidiary, including without limitation, the Grantee’s acceptance of employment with, entrance into a consulting or advisory arrangement with, rendering services to or otherwise facilitating the business of Amway Corp./Alticor Inc., Beiersdorf (Nivea), De Millus S.A., Ebel Int’l/Belcorp Corp., Faberlic, Forever Living

Products LLC USA, Gryphon Development/Limited Brands Inc., Herbalife Ltd., Hermès, Lady Racine/LR Health & Beauty Systems GmbH, L’Oréal Group/Cosmair Inc., Mary Kay Inc., Mistine/Better Way (Thailand) Co. Ltd., Natura Cosmetics S.A., Neways Int’l, NuSkin Enterprises Inc., O Boticário, Oriflame Cosmetics S.A., Reckitt Benckiser PLC, Revlon Inc., Sara Lee Corporation, Shaklee Corp., The Body Shop Int’l PLC, The Estée Lauder Companies Inc., The Proctor & Gamble Company, Tupperware Corp., Unilever Group (N.V. and PLC), Virgin Vie, Virgin Ware, Vorwerk & Co. KG/Jafra Worldwide Holdings (Lux) S.à.R.L. Inc., Yanbal Int’l (Yanbal, Unique), or any of their affiliates;

(b) The Grantee shall not solicit or aid in the solicitation of any employees of the Company or any Subsidiary to leave their employment; or

(c) The Grantee shall not, unless compelled pursuant to an order of a court or other body having jurisdiction over such matter, communicate or divulge any secret or confidential information, knowledge or data, including without limitation any trade secrets, relating to the Company or a Subsidiary, and their respective businesses, obtained by the Grantee during his or her employment by the Company or a Subsidiary and which is not otherwise publicly known (other than by reason of an unauthorized act by the Grantee), to anyone other than the Company and those designated by it.

In the event the Company determines that the Grantee has breached any term of this Section 6 or any non-disclosure, non-compete or non-solicitation covenant set forth in his or her severance agreement, employment contract or any Company policy, in addition to any other remedies the Company may have available to it, unless otherwise determined by the Committee, (i) all unvested RSUs granted hereunder shall be forfeited, (ii) if shares of Stock have been issued to the Grantee in respect of vested RSUs hereunder, the Grantee shall forfeit all such shares of Stock so issued to the Grantee hereunder and (iii) if cash has been paid to the Grantee in lieu of shares of Stock in respect of vested RSUs hereunder, the Grantee shall pay to the Company all such cash so paid in lieu of shares of Stock to the Grantee hereunder; provided, however, that if the Grantee no longer holds shares of Stock issued to the Grantee hereunder, the Grantee shall pay to the Company in cash the Fair Market Value of any such shares of Stock on the date such shares of Stock were issued to the Grantee hereunder.

7. Compensation Recoupment Policy. For those Grantees who are subject to the Company’s Compensation Recoupment Policy, the RSUs and the shares of Stock issued to the Grantee in respect of RSUs hereunder are subject to the Company’s Compensation Recoupment Policy.

8. No Right to Employment, etc.

(a) The execution and delivery of this Agreement and the granting of the RSUs hereunder shall not constitute or be evidence of any agreement or understanding, express or implied, on the part of the Company to employ the Grantee for any specific period.

(b) The award of the RSUs hereunder does not entitle the Grantee to any benefit other than that specifically granted under this Agreement and under the Plan, nor to any future grants or other benefits under the Plan or any similar plan. Any benefits granted under this Agreement and under the Plan are not part of the Grantee’s ordinary compensation, and shall not be considered as part of such compensation in the event of severance, redundancy or resignation. The Grantee understands and accepts that the benefits granted under the Plan are entirely at the grace and discretion of the Company and that the Company retains the right to amend or terminate the Plan, and/or the Grantee’s participation therein, at any time, at the Company’s sole discretion and without notice.

9. Application of Laws. The granting of these RSUs and the delivery of Shares hereunder shall be subject to all applicable laws, rules and regulations.

10. Taxes. By accepting this grant, the Grantee hereby irrevocably elects to satisfy any taxes required to be withheld by the Company on the date of delivery of any Shares hereunder or on any earlier date on which such taxes may be due by authorizing the Company to withhold a sufficient number of Shares (or cash in lieu thereof if the RSUs are to be settled in cash) to satisfy such tax obligation. Notwithstanding the preceding sentence, if, on the applicable vesting date or on any earlier date on which such taxes may be due, the delivery of Shares is not made because the Grantee has not retired or because of Internal Revenue Code Section 409A requirements or because the Grantee elects pursuant to the Company’s Deferred Compensation Plan to defer the delivery of any Shares payable hereunder or for some other reason, the Grantee hereby irrevocably elects to satisfy all applicable taxes due on the applicable vesting date or on any earlier date on which such taxes may be due with respect to such Shares for which delivery is being deferred by delivering cash to the Company in an amount sufficient to satisfy all such taxes.

11. Code Section 409A. This Agreement will be interpreted in a manner to comply with the requirements of Code Section 409A.

IN WITNESS WHEREOF, the Company, by its duly authorized officer, and the Grantee have executed this Agreement as of the Grant Date.

AVON PRODUCTS, INC.	GRANTEE

Andrea Jung	Name:
Chief Executive Officer

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